Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

KLUDEIN I ACQUISITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share (1)(2)	457(f)(2)	66,027,290	0.00000333	$219.87	0.0000927	$0.21
Total						$219.87		$0.21

(1)	Based on the estimated maximum number of shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of KludeIn I Acquisition Corp., a Delaware corporation (“KludeIn” or the “Registrant”), to be issued to the security holders of Near Intelligence Holdings Inc., a Delaware corporation (“Near”), in connection with the business combination (the “Business Combination”) to be effected pursuant to the Agreement and Plan of Merger, dated as of May 18, 2022, by and among KludeIn, Near and certain other parties. This number is based on the maximum number of shares of Class A Common Stock to be issued as consideration in connection with the Business Combination to holders of common stock, par value $0.0001 per share, of Near (“Near Common Stock”), including shares of Near Common Stock into which shares of preferred stock of Near will be converted in connection with the Business Combination.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered indeterminable number of additional securities as may be issued to prevent dilution resulting from any stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act.